Exhibit 99.1

Final Review

CONTACTS:

Lynn Schroeder	Kristyn Hutzell
Investor Relations	The Global Consulting Group
831-427-7399	925-946-9432
lynnsc@tarantella.com	kristyn.hutzell@hfgcg.com

TARANTELLA, INC. COMPLETES PRIVATE PLACEMENT FINANCING

Provides Over $2 Million In Immediate New Capital to Tarantella

Santa Cruz, CA (October 1, 2003) – Tarantella, Inc. (Nasdaq: TTLA currently trading as Nasdaq: TTLAE) a leading supplier of secure application access software, today announced that it had completed a private placement of common stock and warrants to Special Situations Technology Funds and Vertical Ventures Investments resulting in gross proceeds to the Company of approximately $2,250,000.

This financing will provide working capital for the Company and further help develop the Tarantella business, which offers secure remote access to applications and data over the Internet or corporate networks. In connection with the financing, the Company will pay placement fees in the amount of $118,345.

Details of the Agreement

In the private placement, the investors purchased 1,950,000 shares of Tarantella common stock at a price of $1.156 per share. The investors also acquired warrants to purchase up to an additional 1,950,000 shares at an exercise price of $1.395 per share. The warrants are exercisable for five years. Subject to certain requirements, Tarantella will have the right to put a portion of the warrants and may call the remaining warrants. Pursuant to the warrants, no investor may exercise warrants if the exercise would result in an investor beneficially owning 20% or more of the Company’s then outstanding

Trantella Completes Private Placement Transaction

shares. If the warrants are fully exercised, the Company would receive additional gross proceeds of approximately $2,700,000. The Company also has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants for resale once the Company has complied with its reporting obligations under the Securities Exchange Act of 1934, as amended. If the shares and warrants shares are not registered in a timely manner, the Company will be obligated to pay damages for the delay, in an amount equal to one-percent per month of the aggregate amount invested, until registered.

For Tarantella Investors:

This press release contains forward-looking statements. These forward-looking statements may be identified by use of terms such as anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, the forward looking statements include statements about the Company’s use of the proceeds of the private placement proceeds, regaining SEC compliance, the development of the Company’s business, the value of any proceeds the Company may receive upon exercise of the private placement warrants, the Company’s right, in certain circumstances, to put or call the warrants, and the Company’s obligation to pay damages for failing to register the shares and warrant shares in a timely manner. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to manage the investment proceeds, the ability to complete the registration of the shares and warrant shares, the risk that the investors may never exercise their warrants, and other risks detailed from time to time in Tarantella’s SEC filings, including forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. is a leading provider of purpose-built application access and

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Trantella Completes Private Placement Transaction

deployment software to nearly 12,000 customer sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.